    As filed with the Securities and Exchange Commission on March 19, 1999
                                                      Registration No. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                                  ----------
                                   FORM S-3

                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                                  ----------
                          BOSTON LIFE SCIENCES, INC.
            (Exact name of registrant as specified in its charter)

                Delaware                             87-0277826
     (State or other jurisdiction of                (I.R.S. Employer
       incorporation or organization)               Identification No.)

                               31 Newbury Street
                                   Suite 300
                          Boston, Massachusetts 02116
                                (617) 425-0200
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               S. David Hillson
                     President and Chief Executive Officer
                          Boston Life Sciences, Inc.
                               31 Newbury Street
                                   Suite 300
                          Boston, Massachusetts 02116
                                (617) 425-0200
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                  ----------
                                  Copies to:
                            Raymond D. Agran, Esq.
                    Ballard Spahr Andrews & Ingersoll, LLP
                        1735 Market Street, 51st Floor
                            Philadelphia, PA  19103
                                (215) 864-8524
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]
                                ---------------
                        Calculation of Registration Fee

====================================================================================================================
                                       Amount           Proposed maximum      Proposed maximum         Amount of
    Title of each class of             to be             offering price           aggregate          registration
 securities to be registered     registered (1)(2)        per unit (3)       offering price (3)           fee
--------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value           2,582,677             (3)              $15,520,726            $4,315
--------------------------------------------------------------------------------------------------------------------

(1) Shares of Common Stock which may be offered pursuant to this Registration Statement include 1,005,597 shares issuable upon the exercise of certain warrants (the "Warrants") and 1,577,080 shares issuable upon the conversion of 315,416 shares of the Company's Series C Convertible Preferred Stock.

(2) Pursuant to Rule 416, this Registration Statement shall be deemed to cover an indeterminate number of additional shares of Common Stock issuable pursuant to the anti-dilution provisions of the Warrants or in the event the number of outstanding shares of the Company is increased by stock split, stock dividend and similar transactions.

(3) In accordance with Rules 457 (c) and (g), the price shown is estimated solely for the purposes of calculating the registration fee, and is based upon (i) shares offered pursuant to 274,042 warrants outstanding exercisable at $6.09 per share, and (ii) with respect to the remaining shares being registered, as well as shares offered pursuant to 731,555 warrants at $5.06 per share is based on the average of the reported high and low sales prices of the Common Stock as reported on the Nasdaq Small Cap Market on March 18, 1999, which was $6.00

____________________

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

================================================================================

================================================================================
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
================================================================================

                  SUBJECT TO COMPLETION, DATED MARCH 19, 1999

PROSPECTUS

                               2,582,677  Shares

                          BOSTON LIFE SCIENCES, INC.
                               31 Newbury Street
                                   SUITE 300
                               BOSTON, MA  02116
                                (617) 425-0200

                         Common Stock, $.01 par value

                             ____________________

This Prospectus is part of a Registration Statement that we filed with the S.E.C. It covers 2,582,677 shares of common stock. These Securities may be offered and sold from time to time by certain of our stockholders who have already acquired these shares or will acquire them when they exercise common stock purchase warrants or convert shares of Series C Preferred Stock that they own. We will not receive any of the proceeds from the sale of these Securities under the Prospectus. However, we will bear the costs relating to the registration of the Securities, which we estimate to be $15,000.

We do not know how the Selling Stockholders plan to sell these Securities, but the Selling Stockholders may sell these Securities primarily on The Nasdaq SmallCap Market of The Nasdaq Stock Market, Inc. at the market price at the time of sale. However, the Selling Stockholders may sell the Securities in negotiated transactions or otherwise. It is possible that the Selling Stockholders and the brokers and dealers through whom the Securities may be sold may be considered "underwriters". Therefore, their compensation may be considered underwriters' compensation.

The Common Stock is traded on the Nasdaq SmallCap Market under the symbol "BLSI". On March 18, 1999, the reported closing price of the Common Stock was $6.06 per share.



                             ____________________

AN INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS.
                             ____________________

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
     COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED
            UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ____________________

                The date of this Prospectus is __________, 1999.

                                 RISK FACTORS

Investing in our common stock is very risky. You should be able to bear a complete loss of your investment. This prospectus, including the documents incorporated by reference, contains forward-looking statements that involve risks or uncertainties. Actual events or results may differ materially from those discussed in this prospectus and in the documents incorporated by reference. Factors that could cause or contribute to such differences include, but are not limited to, the factors discussed below as well as those discussed elsewhere in this prospectus and in the documents incorporated by reference.


BUSINESS RISKS

THE COMPANY IS UNCERTAIN REGARDING THE PATENTS AND PROPRIETARY RIGHTS OF ITS PRODUCT CANDIDATES

Our patent strategy is to pursue patent protection, in the U.S. and in most developed countries, for our compounds and technologies. Our goal is to obtain broad patent protection for our compounds under development and their related medical indications. Although We will seek patent protection for our technologies, the patent application and issuance process generally takes several years and is usually very expensive without any guarantee that a patent will be issued. In many cases, the Company's know-how and technology may not be patentable. If We do not obtain patent protection for our technologies, our ability to compete and business prospects may be significantly and negatively affected. Further, even if patents can be obtained, there can be no guarantee that these patents will provide us with any competitive advantage. Risks associated with protecting our patent and proprietary rights include the following:

   . Our ability to protect our technologies could be delayed or negatively affected if the United States Patent and Trademark Office (the "USPTO") requires clinical evidence that our technologies work.

   . Our competitors may develop similar technologies or products, or duplicate any technology developed by us.

   . If patents are issued to us, our competitors may develop products which are similar to ours but which do not infringe on our patents or products, or a third party may successfully challenge one or more of our patents.

   . Our patents may infringe on the patents or rights of other parties which may decide not to grant a license to us.

   . We may have to change our products or processes, pay licensing fees or stop certain activities because of the patent rights of third parties which could cause additional unexpected costs and delays.

Patent law in the fields of healthcare and biotechnology is still evolving. As a result, future changes in patent laws might conflict with the existing or future patent rights of others. For the same reasons, the products of others could infringe on our patent rights. The defense and prosecution of patent claims is both expensive and time-consuming, even if We receive a favorable outcome. If any existing or future patent owned by or licensed to us or our collaborators fails to protect us against competitors, it could:

   .  Subject us to significant liabilities to third parties,

   .  Require us to license rights from third parties,

   .  Require us to alter our products or processes or

   .  Require us to cease developing and/or selling certain of our technologies.

We also rely on trade secrets and proprietary know-how. We seek to protect this information primarily through confidentiality agreements with our collaborators, employees and consultants. There can be no guarantee that these agreements will not be breached or that We will have adequate remedies for such breach. In addition, our trade secrets may become known or be developed independently by competitors.

If consultants, key employees or other third parties apply technological information which they have developed separate from the Company to our technologies, there may be disputes as to the ownership of such information which may not be resolved in our favor. Our scientific advisors and other consultants are employed by and may have consulting agreements with third parties. Therefore, any inventions discovered by such individuals are not likely to become our property.

THE COMPANY HAS ALWAYS HAD LOSSES FROM ITS OPERATIONS AND EXPECTS FUTURE LOSSES

We are a development stage company. We have never generated revenues from product sales, and We do not currently expect to generate revenues from product sales for at least the next eighteen months. As of December 31, 1998, We have incurred total net losses since inception of approximately $40 million. To date, We have dedicated most of our financial resources to the research and development of our product candidates, preclinical compounds, and other technologies (collectively referred to herein as our "technologies"), general and administrative expenses and costs related to obtaining and protecting patents. We expect to incur significant operating losses for at least the next twenty-four months, and possibly longer, primarily due to the continued progress of our research and development programs, including preclinical studies and clinical trials, and costs associated with making and selling our products. Our ability to earn profits will depend on many things including:

   .  Successfully completing the research and development of our technologies;

   .  The time, cost and effort required to obtain regulatory approvals;

   . Establishing collaborative arrangements for manufacturing, sales and marketing capabilities;

   .  Protecting our patent and other intellectual rights;

   . The ability of our licensors or collaborators to protect their patent and other intellectual rights;

   .  Competing technology and market developments;

   .  Manufacturing costs and the costs of commercializing our products; and

   .  Raising enough money to finance our business.

There can be no guarantee that the Company will become profitable or that if it becomes profitable, it will remain profitable.

THE COMPANY DEPENDS HEAVILY ON HARVARD UNIVERSITY AND ITS AFFILIATES

Most of our research and development is completed through Harvard University and its affiliated hospitals ("Harvard and its Affiliates") under sponsored research agreements. Researchers working at Harvard and its Affiliates invented or discovered virtually all of our current technologies. Therefore, most of the Company's business depends upon:

   . Harvard and its Affiliates continuing to perform research and development work under sponsored research agreements with us; and

   . Our ability to maintain the licenses that We received from Harvard and its affiliates for our current technologies.

There can be no guarantee that Harvard and its affiliates will continue to work with us.

THE COMPANY WILL NEED TO RELY ON FUTURE AND CERTAIN PRIOR RELATIONSHIPS IN ORDER TO BE SUCCESSFUL

We expect that developing, clinical testing, manufacturing and commercializing our technologies will require working with various corporate partners, joint venturers, licensors, sub-licensees and others. There can be no guarantee that:

   . We will be able to enter into such collaborations on acceptable terms and conditions,

   .  That such collaborations will be successful, or

   . The parties will not dispute the ownership rights to any technology developed under such collaborations.

If any of our collaborators breach or terminate their agreement with us or otherwise fail to conduct their activities on time, it could delay the development or commercialization of the technology for which the parties are collaborating. Further, We may need to undertake additional responsibilities or to devote additional resources. The termination or cancellation of any working arrangements could also negatively affect our patent and intellectual property rights, as well as our financial condition and operations.

If We are not able to establish or maintain collaborative arrangements, We will need more money to research and develop technologies on our own and may encounter delays in introducing our products. We may also find that not collaborating with others may negatively affect our development and manufacturing efforts, as well as the sales of any products. We also expect to rely on third parties to manufacture our products. There can be no assurance that We will be able to contract with manufacturers who can fulfill our requirements for quality, quantity and timeliness, or that We would be able to find substitute manufacturers, if necessary. If We are unable to contract with manufacturers on acceptable terms, it could negatively affect our ability to conduct preclinical and clinical testing and may delay our efforts to obtain regulatory approvals. In addition, manufacturing of our products on a commercial scale will require us to incur significant start-up expenses and to expand our facilities and personnel. No guarantee can be given that We can develop such manufacturing capability or hire and train qualified personnel.


THE COMPANY DEPENDS HEAVILY ON ITS KEY PERSONNEL AND MAY NEED ADDITIONAL KEY PERSONNEL

Our success depends significantly upon our ability to attract and retain highly qualified scientific and management personnel. There is significant competition for such personnel from other companies, research and academic institutions, government entities and other organizations. We can not guarantee that We will be successful in hiring or retaining key personnel.

If We decide to undertake internally the research and development of any of our technologies, We may need to hire additional key management and scientific personnel to assist the limited number of employees that We currently employ. If We fail to attract such personnel, it could have a significant negative effect on our ability to develop our technologies. There is significant competition for such personnel from other companies, research and academic institutions, government entities and other organizations. There can be no guarantee that We will be successful in hiring or retaining the personnel required for such activities.


THE COMPANY'S INDUSTRY IS VERY COMPETITIVE AND SUBJECT TO CHANGES IN TECHNOLOGY

The pharmaceutical industry is highly competitive. Research on the causes of, and possible treatments for diseases for which We are trying to develop products, including rheumatoid arthritis, cancer, Parkinson's Disease, central nervous system disorders and autoimmune diseases are developing rapidly. Competition from larger, more experienced and better capitalized companies will be intense. We are pursuing areas of product development in which there is a potential for extensive technological innovation in relatively short periods of time. There can be no assurance that We will be able to keep pace with any new technological developments. Factors affecting our ability to successfully manage the technological changes occurring in the biotechnology industry as well as our ability to successfully compete include:

   .  We have no sales force or marketing experience;

   . We compete with a number of pharmaceutical and biotechnology companies which have financial, technical and marketing resources significantly greater than ours;

   . Companies with established positions in the pharmaceutical industry may be better able to develop and market products for the treatment of those diseases for which We are trying to develop products;

   . Many of our competitors have significantly greater experience than us in completing preclinical and clinical testing of new pharmaceutical products and obtaining Food and Drug Administration ("FDA") and other regulatory approvals of products;

   . Our competitors may succeed in developing products that are more effective than ours;

   . Rapid technological change or developments by others may result in our potential products becoming obsolete or uncompetitive; and

   . Universities and other not-for-profit research organizations are responsible for a significant amount of research in the field. These institutions are becoming increasingly aware of the commercial value of their findings and are becoming more active in seeking patent protection and licensing arrangements to collect royalties for the use of technology that they have developed. These institutions may also market competitive products on their own or through joint ventures and may compete with us in recruiting qualified personnel.

A substantial number of patents have been issued to other pharmaceutical and biotechnology companies, and other companies may have applied for patents, been issued patents or obtained additional patents and proprietary rights relating to products or processes competitive with ours. Patent applications in the United States are kept secret until the patents are issued, and since publication of discoveries in the scientific or patent literature occurs after the actual discoveries, We cannot be certain that We, or our licensors or collaborators, were the first creator of inventions covered by pending patent applications or the first to file patent applications for such inventions. Consequently, there can be no assurance that our existing patents or any patents that may be issued to us or our licensors or collaborators in the future will provide protection against competitive products or otherwise be commercially valuable.


IT MAY BE DIFFICULT FOR THE COMPANY TO OBTAIN FDA AND OTHER GOVERNMENTAL
APPROVALS

Our activities are regulated by a number of government authorities in the United States and other countries, including the FDA pursuant to the Federal Food, Drug and Cosmetic Act. The FDA regulates pharmaceutical products, including their manufacture and labeling. Any product developed by us must undergo an extensive regulatory approval process which includes preclinical and clinical testing of such product to demonstrate its safety and efficacy before it can be marketed. This regulatory process can require many years and substantial cost. Data obtained from testing is subject to varying interpretations, which can delay, limit or prevent FDA approval.

None of our technologies have been approved for marketing by the FDA or any of the FDA's international equivalents. We cannot accurately predict all relevant regulatory requirements or issues. Changes in existing regulatory requirements could prevent or affect the timing of our ability to achieve regulatory compliance. Federal and state laws, regulations and policies may be changed with possible retroactive effect, and depend heavily on administrative policies and interpretations. There can be no guarantee that any changes with respect to Federal and state laws, regulations and policies, and, particularly, with respect to FDA and other such regulatory bodies, will not have a significant, negative effect on the Company. Obtaining FDA clearances can be time-consuming and expensive, and there is no guarantee that such clearances will be granted or that the FDA review process will not involve delays that significantly and negatively affect our products. We may encounter similar delays in foreign countries.

Also, regulatory clearances may have significant limitations on the uses for which such products may be marketed. In addition, even if regulatory approval is obtained, any marketed product and its manufacturer are subject to periodic review and any discovery of previously unrecognized problems with a product or manufacturer could result in suspension or limitation of approvals. If We obtain any required clearances, there can be no assurance that the regulatory authority will not withdraw such clearance or that We will continue to comply with other regulatory requirements.


NONE OF THE COMPANY'S PRODUCT CANDIDATES HAVE BEEN APPROVED AND THE COMPANY HAS NO MARKETING EXPERIENCE

Neither the FDA nor any of the FDA's international equivalents has approved any of our technologies for marketing. The research and development of our technologies will require extensive additional laboratory and clinical testing prior to regulatory approval. There can be no guarantee that:

   .  Our product development efforts will be successfully completed

   .  We will obtain required regulatory approvals

   . Our technologies will be capable of being manufactured in commercial quantities at reasonable cost or;

   .  New products, if introduced, will achieve market acceptance.

We do not have any experience in marketing pharmaceutical products. In order to earn a profit on any future product, We will be required to either enter into arrangements with third parties with respect to marketing the products or develop internally such marketing capability. There can be no assurance that We will be able to enter into marketing agreements with others on acceptable terms or that We can successfully develop such capability, on our own.


THERE IS UNCERTAINTY IN THE PHARMACEUTICAL INDUSTRY REGARDING PRICING, HEALTH CARE REIMBURSEMENT AND RELATED MATTERS

The continuing efforts of government and third party payers to contain or reduce health care costs may negatively affect our business. For example, certain foreign governments control pricing or profitability of prescription pharmaceuticals. In the United States, there have been a number of federal and state proposals to implement similar government control. In recent years, several bills proposing comprehensive health care reform have been introduced in Congress. In general, such proposals are designed to reform the health care system to, among other things;

   .  control or reduce public and private spending on health care;

   . provide for uniform health insurance benefits packages and administrative efficiency in the health care system; and

   .  provide universal access to health care within the next several years.

Some of the proposals introduced in Congress would potentially limit pharmaceutical prices and establish mandatory or voluntary refunds. Such proposals could decrease the price that We receive for any products that We may sell in the future. There can be no guarantee that such proposals will not negatively affect us. In addition, there have been a number of federal and state proposals for the government to control the prices of health care products and services. It is uncertain if any legislative proposals will be adopted and how federal, state or private payers for health care goods and services will respond to any health care reforms. Such reforms may have a significant effect on us. If such proposals have a significant negative effect on the business, financial condition and profitability of other pharmaceutical companies which work with us, our ability to commercialize our technologies may be negatively affected.

Our ability to commercialize our products may depend, in part, on the extent to which government health administration authorities, private health insurers and others provide reimbursement for the costs of our products. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and third-party payers are increasingly challenging the prices charged for medical products and services. There can be no guarantee that adequate insurance coverage will be available to allow us to charge prices for products which are adequate for us to realize an appropriate return on our cost for developing these technologies. If adequate coverage and reimbursement are not provided for use of our products, the market acceptance of these products will be negatively affected. In addition, many health maintenance organizations and other managed care companies are seeking to negotiate substantial volume discounts for the sale of pharmaceutical products to their members thereby reducing profit margins for manufacturers. Competitive pressures are causing many manufacturers to accept such discount arrangements.

THE COMPANY HAS NO MANUFACTURING EXPERIENCE

We currently have no manufacturing facilities for either clinical trial or commercial quantities of any of our technologies. To date, We have obtained the limited amount of quantities required for clinical trials from contract manufacturing companies. We intend to continue using contract manufacturing arrangements with experienced firms for the supply of material for both clinical trials and commercial sale. As a result of these arrangements, We will depend upon third parties to produce and deliver products in accordance with all FDA and other governmental regulations. There can be no guarantee that such parties will constantly perform their obligations in a timely fashion, and, in accordance with the applicable regulations. The failure by any third party to perform their obligations may delay clinical trials, the commercialization of products, and the ability to supply product for sale.


THE COMPANY MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS AND INSURANCE TO COVER SUCH CLAIMS MAY BE UNAVAILABLE OR INADEQUATE

The use of our product candidates in clinical trials and the future sale of any resulting products may subject us to liability claims. There can be no guarantee that any product liability claims will not significantly and negatively affect our business or financial condition. These claims might be made directly by consumers or by pharmaceutical companies or other sellers of such products. While We currently have product liability insurance, there can be no guarantee that such insurance will be sufficient to meet any liabilities that may arise. In addition, such coverage is expensive and may be difficult to obtain. Our existing coverage may not be adequate as our product development activities progress. There can be no guarantee that adequate insurance coverage will be available in the future at an acceptable cost, if at all. If We are unable to obtain sufficient insurance coverage at an acceptable cost to protect against potential product liability claims, it could prevent or limit our ability to commercialize our products.

THE COMPANY MAY NEED ADDITIONAL CAPITAL IN THE FUTURE AND IS NOT CERTAIN ADDITIONAL CAPITAL WILL BE AVAILABLE

We have experienced negative cash flows from operations since the company began operating. To date, We have funded our business operations primarily from equity financings. We spend a significant amount for research and development, including preclinical studies and clinical trials of our technologies. We expect that our current cash, cash equivalents and investment balances will be sufficient to fund our capital requirements through at least the next twelve months. Thereafter, We may need to raise substantial additional capital to fund our operations. Our capital requirements will depend on many factors, including:

  . Potential problems, delays, expenses and complications frequently encountered by development stage companies;

  . The progress of our research and development activities and our clinical trials;

  . Our ability to meet the terms of any current and future collaborative research, manufacturing, marketing or other agreements;

  . Our ability to obtain regulatory approvals from the FDA and other government agencies;

  .  The costs and timing of obtaining regulatory approvals of our products;

  . The costs of protecting our patent claims and other intellectual property rights; and

  . Changes in economic, regulatory or competitive conditions of the pharmaceutical and biotechnology industry.

Estimates about how much funding will be required are based on a number of assumptions, all of which are subject to change based on the results and progress of our research and development activities. To satisfy our capital requirements, We may raise additional funds in the public or private capital markets. If the results of our current or future clinical trials are not favorable, it may negatively affect our ability to raise additional funds. We may also seek additional funding through corporate collaborations and other financing methods. There can be no guarantee that any such funding will be available on favorable terms, if at all. If adequate funds are not available, We may need to significantly reduce one or more of our research or development programs, or We may be required to obtain funds through arrangements with others that may require us to surrender rights to some or all of our technologies. If We are successful in obtaining additional financing, the terms of such financing may have the effect of diluting or adversely affecting the holdings or the rights of our common stockholders.


THERE ARE OPTIONS, WARRANTS AND PREFERRED STOCK OUTSTANDING WHICH MAY CAUSE DILUTION TO THE STOCKHOLDERS OF THE COMPANY

As of March 9, 1999, We had granted stock options and warrants to purchase approximately five million shares of our Common Stock at exercise prices ranging from $0.63 - $15.00 per share. Many of these previously granted options and warrants were issued at exercise prices below the market price of the Common Stock. If the holders exercise these stock options and warrants, it will dilute the percentage ownership interest of our current stockholders. In addition, the terms upon which We would be able to obtain additional money through the sale of our stock may be negatively affected because the holders of such outstanding options and warrants would probably exercise them at a time when We would most likely be able to obtain capital on terms more favorable to us than those provided by the exercise of outstanding options and warrants.

As of March 9, 1999, We also had 14,296 and 315,416 shares of Series A and Series C Convertible Preferred Stock outstanding, respectively, which are currently convertible into 250,719 and 1,577,080 shares of common stock, respectively. If the holders convert their shares of preferred stock into common stock, it will dilute the percentage ownership interest of our current stockholders.

THERE HAS BEEN A LIMITED PUBLIC MARKET FOR THE COMPANY'S COMMON STOCK, THE PRICES HAVE BEEN VOLATILE AND THE COMPANY HAS NEVER PAID DIVIDENDS TO ITS STOCKHOLDERS

Historically, the trading volume of our Common Stock has fluctuated significantly. At times our trading volume has been significant while at other times our trading volume has been relatively low. The market price of our Common Stock has been highly volatile and it may continue to be highly volatile similar to the securities of other public biotechnology companies. Factors which may have a significant effect on the market price of our common stock include:

   . the discovery of new technologies in fields in which We are developing products

   .  the results of clinical trials

   .  FDA approval of new products

   .  Proposed government regulations and

   .  Issues relating to patents or proprietary rights.

The securities markets have experienced volatility that affects prices of equity securities of biotechnology companies which is often unrelated to the performance of such companies. Thus, changes in the market price of our common stock may not be consistent with our actual operations or financial results. We do not expect to pay any dividends for the foreseeable future.


YEAR 2000 COMPLIANCE MAY ADVERSELY IMPACT THE COMPANY'S FINANCIAL AND MANAGEMENT RESOURCES

The Company has initiated planning for issues related to the upcoming new millenium. These issues derive from the use of software and hardware with embedded chips or processors that use two digits to refer to a year and do not properly recognize a year that begins with "20" instead of the familiar "19."

The Company primarily operates its business applications software using the Microsoft Office suite of products. As a result, We will primarily rely on the software developer's representations regarding Year 2000 compliance of their software.

  We intend to assess the possible effects on our operations of the Year 2000 compliance of certain relevant third parties, primarily our service providers, by requesting confirmation from the parties regarding their Year 2000 readiness.

  The Company does not expect to incur costs in its Year 2000 program that will be material to its business, financial condition or results of operations. Although We intend to complete all phases of our Year 2000 program by December 31, 1999, there can be no assurance We will complete our program by then, and even if this program is successfully completed on schedule, that disruptions in our business will be avoided.

  Possible consequences of Year 2000 issues that We are unable to adequately identify, assess or fix include but are not limited to:

  .  Delays in supplies from vendors,

   .  Errors in processing transactions,

   . Diversion of management time and effort to addressing difficulties that emerge, and

   .  Loss of clinical and research data


  The goal of our Year 2000 program is to plan for and reduce the risk of such difficulties. There can be no assurance that our Year 2000 program will be completed in a timely manner or will be successful.


USE OF PROCEEDS

The net proceeds from the sale of the Securities will be received by the Selling Stockholders. The Company will not receive any proceeds from the sale of the Securities by the Selling Stockholders.


SELLING STOCKHOLDERS

The table below sets forth information regarding ownership of the Company's Common Stock by the Selling Stockholders on March 19, 1999 and the number of Securities to be sold by them under this Prospectus. The Securities include shares of Common Stock which were issued or are issuable upon the exercise of Warrants owned by the Selling Stockholders, which Warrants were acquired by certain of the Selling Stockholders in one or more private placements by the Company.

The Company has filed with the Commission, under the Securities Act, a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Securities from time to time on the Nasdaq Smallcap Market or in privately-negotiated transactions and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until the Securities are no longer required to be registered for the sale thereof by the Selling Stockholders.

                        Securities Owned Prior                                     Securities Owned
                          to Offering (1)(2)                                      After Offering (1)(2)
------------------------------------------------------------------------------------------------------------
                             Shares of        Shares of
     Name of Selling           Common       Common Stock    Percent of     Number of Shares of   Percent of
       Shareholder              Stock      Offered Hereby  Common Stock       Common Stock      Common Stock
--------------------------  -------------  --------------  ------------    -------------------  ------------
Agamemnon R. Mourges               19,233          19,233       *                            0       *
Alan Grayson                       38,462          38,462       *                            0       *
Alan J. Rubin                      76,926          76,926       *                            0       *
Albert A. Nolletti                 38,462          38,462       *                            0       *
American High Growth              153,849         153,849       *                            0       *
 Equities Retirement Trust
Amy W. Bernstein                   19,233          19,233       *                            0       *
Arthur H. McCoy                    38,462          38,462       *                            0       *
Bernard J. Korman                  76,926          76,926       *                            0       *
Canadian Imperial                 288,462         288,462       *                            0       *
 Holdings, Inc.
Carla A. Nolletti                   9,618           9,618       *                            0       *
Christine M. Sanders                9,618           9,618       *                            0       *
Christopher Healy                  38,463          38,463       *                            0       *
Curran Partners                   192,308         192,308       *                            0       *
David A. Nolletti                   9,618           9,618       *                            0       *
David S. Nagelberg &               38,463          38,463       *                            0       *
 Bette Nagelberg,
 Trustees Nagelberg
 Family Trust Ltd.
David Wiener                       19,233          19,233       *                            0       *
Don A. Sanders                     48,077          48,077       *                            0       *
Euro Pacific Captial,               8,846           8,846       *                            0       *
 Inc. BSCC Master Defined
 Contribution MPPP Mark
 Andersen TTEE
Euro Pacific Captial,               8,846           8,846       *                            0       *
 Inc. BSCC Master Defined
 Contribution P/S Mark
 Andersen TTEE
Euro Pacific Captial,               6,348           6,348       *                            0       *
 Inc. BSCC Master Defined
 Contribution P/S Peter
 Schiff TTEE
George L. Ball                     19,233          19,233       *                            0       *
I.R.A. FBO Alex Colman             38,463          38,463       *                            0       *
Jay Youngerman                     19,233          19,233       *                            0       *
Jim Liebel                        115,385         115,385       *                            0       *
Josephthal & Co.(3)               197,115         197,115       *                            0       *
Katherine U. Sanders               38,462          38,462       *                            0       *
Leonard Rosenfeld                  19,233          19,233       *                            0       *
Mark Anderson                      10,070          10,070       *                            0       *
Mark Theran                        76,926          76,926       *                            0       *
Michael Freedman                   19,233          19,233       *                            0       *
Nakayama, Inc. Employees           19,233          19,233       *                            0       *
 Retirement Trust
Peter Schiff                       10,069          10,069       *                            0       *
Pine Street Asset                  61,543          61,543       *                            0       *
 Management L.P.
Richard and Betty Green            62,502          62,502       *                            0       *
 Family Trust
Richard Hoffman and Ricki          19,233          19,233       *                            0       *
 Hoffman
Richard Mastromatteo               38,462          38,462       *                            0       *
Robert J. Neborsky MD and          38,463          38,463       *                            0       *
 Sandra S. Neborsky
Robert J. Neborsky MD              25,002          25,002       *                            0       *
 Combination Retirement
 Trust


Securities Owned Prior                                                             Securities Owned
to Offering (1)(2)                                                              After Offering (1) (2)
-----------------------------------------------------------------------    ----------------------------------

                               Shares of       Shares of
Name of Selling                 Common       Common Stock    Percent of     Number of Shares of   Percent of
Shareholder                     Stock      Offered Hereby  Common Stock       Common Stock       Common Stock
--------------------------  -------------  --------------  ------------    -------------------   ------------
Robin Bernhoft and Alison          38,462          38,462       *                            0       *
 Bernhoft
Ronald I. Heller                   38,463          38,463       *                            0       *
 Revocable Trust Ltd.
Scarecrow Investors, LLC           96,157          96,157       *                            0       *
Steve Smith                        19,233          19,233       *                            0       *
Wilson Revocable Living            38,462          38,462       *                            0       *
 Trust
Zubair Kazi                       384,621         384,621       *                            0       *

*  Less than one percent.

(1) Assumes the conversion of all shares of Series C Convertible Preferred Stock and the exercise of all outstanding warrants owned by the Selling Stockholders.

(2) Based on shares of Common Stock outstanding as of March 19, 1999 and includes 1,577,080 shares of Common Stock which were issued or are upon conversion of Series C Convertible Preferred Stock, and 1,005,597 shares of Common Stock which were issued or are issuable upon the exercise of outstanding warrants owned by the Selling Stockholders.

(3) Josephthal & Co. was the placement agent for a private placement of the Company's Series C Convertible Preferred Stock completed in February 1999. In connection with the financing, the Company paid $372,725 and issued 197,115 warrants to purchase Common Stock of the Company.

                             PLAN OF DISTRIBUTION

The Company will not receive any of the proceeds of the sale of the securities offered hereby. The Securities offered hereby by the Selling Stockholders may be sold from time to time to purchasers directly by any such Selling Stockholder, or by pledgees, donees, transferees or other successors in interest receiving shares from a Selling Stockholder after the date of this Prospectus. As used in this section, the terms "Selling Stockholder" shall be deemed to include pledgees, donees, transferees or other successors in interest. Alternatively, the Selling Stockholders may from time to time offer the Securities through underwriters, brokers, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Securities for whom they may act as agent (which compensation as to a particular broker-dealer might be in excess of customary conditions). The Selling Stockholders and any such underwriters, brokers, dealers or agents who participate in the distribution of the Securities may be deemed to be "underwriters", and any profits on the sale of the Securities by them and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the Selling Stockholders may be deemed to be underwriters, the Selling Stockholders may be subject to certain statutory liabilities of the Securities Act, including, but not limited to, Prospectus delivery requirements, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended. Because Selling Stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Stockholder will be subject to the prospectus delivery requirements of the Securities Act.

The Securities offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices, including in transactions on the Nasdaq SmallCap Market. The Securities may be sold by one or more of the following methods without limitation: (i) to underwriters who will acquire Securities for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time); (ii) a block trade in which the broker or dealer so engaged will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (iii) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus; (iv) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (v) an exchange distribution in accordance with the rules of such exchange; (vi) face-to-face transactions between sellers and purchasers without a broker or dealer; (vii) through the writing of options; and (viii) other legally available means. At any time a particular offering of Securities is made, a revised Prospectus or Prospectus Supplement, if required, will be distributed including the name or names of any underwriters, brokers, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such revised Prospectus or Prospectus Supplement and, if necessary, a post-effective amendment to the registration statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Securities. In addition, the Securities may be sold in private transactions to qualified institutional buyers in compliance with Rule 144A or under Rule 144 rather than pursuant to this Prospectus.

The Company is bearing all costs relating to the registration of Securities (other than fees and expenses, if any, of counsel or other advisers to the Selling Stockholders). Any commissions, discounts or other fees payable to broker-dealers in connection with any sale of the Securities will be borne by the Selling Stockholders selling such Securities.

The Company has agreed to indemnify the Selling Stockholders in certain circumstances against certain liabilities, including liabilities arising under the Securities Act. Each Selling Stockholder has agreed to indemnify the Company, its directors and its officers who sign the Registration Statement against certain liabilities, including liabilities arising under the Securities Act.

There is no assurance that any Selling Stockholder will sell any or all of the Securities offered by it hereunder or that any such Selling Stockholder will not transfer, devise or gift such Securities by other means not described herein.

Underwriters participating in any offering made pursuant to this Prospectus (as amended or supplemented from time to time) may receive underwriting discounts and commissions, and discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in such transaction may receive brokerage or agent's commissions or fees.

Upon the Company being notified by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in the prospectus and (vi) other facts material to the transaction.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Securities by the Selling Stockholders and any other such person. Furthermore, Regulation M may prohibit persons engaged in the distribution of the Securities from simultaneously engaging in market making activities with respect to the particular Securities for a period of up to five business days (or such other applicable period as Regulation M may provide) prior to the commencement of such distribution. All of the foregoing may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

In order to comply with the securities laws of certain states, if applicable, the Securities will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers.

                                  THE COMPANY

We are a development stage biotechnology company engaged in the research and development of novel therapeutic and diagnostic products to treat chronic debilitating diseases such as cancer, central nervous system (CNS) disorders and autoimmune diseases. The Company was incorporated in Delaware in 1972 under the name Greenwich Pharmaceuticals Incorporated ("Greenwich"). Effective June 15, 1995, Greenwich merged with a privately-held company named Boston Life Sciences, Inc. (the "Merger"). Greenwich survived the Merger and changed its name to Boston Life Sciences, Inc. On June 6, 1997 the Company's stockholders approved a one-for-ten reverse split of the common stock effective as of June 9, 1997. Our principal executive offices are located at 31 Newbury Street, Suite 300, Boston, Massachusetts, and the telephone number is (617) 425-0200.

In general, our corporate strategy is to seek to (i) fund the early development of our compounds in preclinical development and (ii) enter into corporate partnering arrangements with established pharmaceutical or biotechnology companies to support the continued development of our compounds and the marketing of any products as and to the extent they receive government approval. Additionally, since We do not currently own any laboratory or manufacturing facilities, We contract for such services and intend to continue to do so.

The Company currently has eight technologies in its product portfolio. Therafectin, a potential treatment for rheumatoid arthritis, was acquired as a result of the Merger. The balance of our technologies currently under development were invented or discovered by researchers working at Harvard University and its affiliated hospitals ("Harvard and its Affiliates") and have been licensed to us.


                  DESCRIPTION OF SECURITIES TO BE REGISTERED

General

The Company is authorized to issue 25,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock, each with a par value $.01 per share. Under the Company's Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), the Board of Directors is authorized, without stockholder approval, to issue such Preferred Stock of the Company into series with such voting rights, designations, preferences, limitations and special rights as may be designated by the Board of Directors from time to time.

As of March 9, 1999, 329,712 shares of Preferred Stock were outstanding as follows: 14,296 shares of Series A Convertible Preferred Stock ("Series A Preferred"), 0 shares of Series B Convertible Preferred Stock ("Series B Preferred") and 315,416 shares of Series C Convertible Preferred Stock ("Series C Preferred"). The rights of the Series A Preferred, Series B Preferred and Series C Preferred are set forth below. The Company also has adopted a Stockholders' Rights Plan, as described below.

Shares of the Company's Common Stock are being registered under this Registration Statement. The following is a summary description of the Company's outstanding capital stock and is qualified in its entirety by reference to the Company's Certificate of Incorporation, as amended from time to time, and the Company's Amended and Restated Bylaws, as amended (the "Bylaws"), which are exhibits to or incorporated by reference in the Registration Statement of which this Prospectus is a part.

Common Stock

Subject to the rights and preferences of the Company's Preferred Stock, holders of Stock, holders of shares of the Common Stock are entitled to receive dividends, as and to the extent dividends may be declared by the Company's Board of Directors, out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of shares of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and preferences to holders of Preferred Stock. Holders of shares of Common Stock are entitled to one vote per share on all matters on which Stockholders are entitled to vote. The holders of a majority of the outstanding shares of Common Stock entitled to vote constitutes a quorum for taking action by the stockholders. Except for matters where a higher vote is required by law, the affirmative vote of the holders of shares of Common Stock present or represented and entitled to vote is required to take any such action. Holders of shares of the Common Stock have no preemptive, conversion or other subscription rights. There are no redemption, sinking fund or call provisions applicable to the Common Stock.

The holders of the Common Stock have certain rights under a Stockholder Rights Plan (the "Rights Plan") which has been adopted by the Board of Directors of the Company. Under the Rights Plan, the holders of Common Stock received one right (the "Right") to purchase a fractional share of a new class of Preferred Stock for each share of Common Stock owned by such holder. With certain exceptions, if a person or a group acquires fifteen percent or more of the outstanding shares of the Common Stock, the Rights will separate from the shares of Common Stock and become exercisable. In certain circumstances, once the Rights are exercised, the Rights Plan allows holders of the Rights (other than the person or group acquiring fifteen percent of the Common Stock) at a substantial discount. The Rights will expire in September 2001 unless exercised by the holders or redeemed or exchanged by the Company. The Rights Plan could make it more difficult, and therefore discourage attempts, to acquire control of the Company. This description of the Rights Plan is qualified by reference to the Company's Registration Statement on Form 8-A relating to the Rights Plan, which is incorporated herein by reference and made a part hereof.

Series A Convertible Preferred Stock

Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking superior to the shares of Series A Preferred, and ratably with respect to the holders of any shares of any Series of Preferred Stock ranking pari passu to the shares of Series A Preferred, with respect to dividends and distributions, the holders of shares of Series A Preferred are entitled to receive dividends and distributions, when and if declared by the Board of Directors out of funds legally available therefor, in preference to the holders of the Common Stock. If the Company declares a dividend or distribution on the Common Stock, the holders of shares of Series A Preferred shall be entitled to receive a dividend or distribution in the amount of the dividend or distribution that would be received by a holder of the shares of Common Stock into which such share of Series A Preferred is then convertible. Subject to certain conditions in the Certificate of Incorporation, if the Company declares a dividend or distribution on any other class or series of Preferred Stock, the holders of shares of Series A Preferred shall be entitled to receive a dividend or distribution in an amount in proportion to the dividend or distribution declared on a share of such other class or series, based upon the liquidation preference of the Company's Series A Preferred relative to that of such other class or series.

Each share of Series A Preferred is convertible at any time by the holder into shares of Common Stock at a ratio of 17.53771 shares of Common Stock for each share of Series A Preferred. The Company may, under certain conditions described in the Certificate of Incorporation, cause the conversion of the Series A Preferred, in whole or in part, into Common Stock. The conversion rate of the Series A Preferred is subject to adjustment in the event of a (i) dividend or distribution in Common Stock, (ii) a forward or reverse split of the Common Stock or (iii) issuance of securities pursuant to a reclassification of the Common Stock. In addition, the conversion rate of the Series A Preferred will be adjusted pursuant to certain weighted average anti-dilution provisions of the Certificate of Incorporation in the event that the Company issues Common Stock (or other securities convertible into Common Stock) at a price per share which is lower than both the then effective conversion price of the Series A Preferred and the closing bid price of the Common Stock on The Nasdaq Stock Market immediately prior to the date of such issuance.

The Series A Preferred has no sinking fund, preemptive rights or call obligations. Except as required by law and as described in the following sentence, the Series A Preferred votes together with the Common Stock as one class on an as converted basis. The affirmative vote of two-thirds of all outstanding Series A Preferred is required to amend the Certificate of Incorporation or Bylaws so as to adversely affect the rights of the Series A Preferred or authorize the issuance of securities ranking senior to or on parity with the Series A Preferred, so long as 50% of the originally issued shares of Series A Preferred is outstanding. At present, there were less than 50% of the originally issued shares of Series A Preferred outstanding.

In the event of a liquidation or sale or other disposition of all or substantially all of the assets of the Company (a "Liquidation Event"), after payment or provision for payment of debts and other liabilities of the Company, the holders of Series A Preferred then outstanding shall be entitled to $130.00 per share plus all declared and unpaid dividends thereon out of the assets of the Company available for distribution, before any payment or declaration and setting apart for payment of any amount in respect of the capital stock ranking junior to the Series A Preferred. If the Company's assets are insufficient to permit the payment of such amounts, then the assets shall be distributed ratably among the holders of Series A Preferred. All shares of Series A Preferred shall rank senior to the Common Stock upon a Liquidation Event and, unless the terms of another series shall provide otherwise, senior to all other series of the Company's Preferred Stock. After the payment or distribution to the holders of the Series A Preferred of the full preferential amounts, the holders of shares of the Common Stock and any other shares of Preferred Stock then outstanding will be entitled to receive, pro rata an amount per share equal to $13.00 plus accrued but unpaid dividends, if any, paid to the holders of the Series A Preferred. After the payment or distribution pursuant to the immediately preceding sentence, the holders of shares of the Series A Preferred, the Common Stock and any other shares of Preferred Stock then outstanding will share any remaining assets of the Company on an as converted, pari passu, basis.

Series B Preferred Stock and Series C Preferred Stock

The holder of each share of Series B Preferred and Series C Preferred are not entitled to receive dividends in any fixed amount. Instead, the holders are entitled to receive such dividends as may be declared by the Board of Directors. Such dividends on the Series B Preferred and Series C Preferred shall not be cumulative and no right to such dividends shall accrue unless and until declared by the Board of Directors. The holders of shares of the Series B Preferred and Series C Preferred are entitled to share equally in any dividend, when, as and if declared by the Board on the Common Stock.

Each share of the Series B Preferred and the Series C Preferred initially is convertible at any time at the option of the holder into shares of Common Stock at a ratio of five shares of Common Stock for each share of Series B Preferred or Series C Preferred. Beginning 270 days after the issuance of the Series B Preferred or Series C Preferred, the Company may be required to issue up to one additional share of Common Stock for each share of Common Stock underlying the Series B Preferred or Series C Preferred unless the closing bid price of the Common Stock on the Nasdaq SmallCap Market or the Nasdaq National Market System is at or above $7.00 per share (subject to adjustment to reflect stock splits, stock dividends, etc.) for five consecutive trading days after the date of issuance with respect to the Series B Preferred or, with respect to the Series C Preferred, the date on which a registration statement covering the Common Stock underlying the Series C Preferred shall have been declared effective by the Securities and Exchange Commission. Each share of Series B Preferred and Series C Preferred issued and outstanding on February 5, 2002 and February 18, 2002, respectively, automatically shall be converted into shares of Common Stock at the then effective conversion price.

The Series B Preferred and Series C Preferred have no sinking fund provisions, preemptive rights or call obligations.

The Series B Preferred and the Series C Preferred may be redeemed by the Company at any time in exchange for a cash payment for each share of Series B Preferred and Series C Preferred equal to $21.45. In addition to the foregoing cash payment, if such redemption occurs the Company will issue warrants to purchase a number of shares of Common Stock equal to 2.5 multiplied by the number of shares of Series B Preferred or Series C Preferred then held by the holder.

Except as required by law and by certain provisions of the Certificate of Incorporation which provide for voting rights on matters where: (i) the Company issues equity securities senior to the Series B Preferred or the Series C Preferred or (ii) impairs or reduces the rights of the Series B Preferred or Series C Preferred, all shares of Series B Preferred and Series C Preferred shall be non-voting, and the holders thereof shall not be entitled to vote on any matters until such shares of Series B Preferred and Series C Preferred are converted into shares of Common Stock.

In the event of any liquidation, dissolution or winding up of the Company, after payment or provision for payment of debts and other liabilities of the Company, the holders of the shares of Series A Preferred, the holders of shares of Series B Preferred, the holders of shares of Series C Preferred, before any distribution payment is made upon any Common Stock, shall be entitled to receive, on a pari passu basis, certain remaining amounts, calculated in accordance with the provisions of the Certificate of Incorporation, filed as
Exhibit 3.1 to the Company's Annual Report on Form 10-K, as amended by the Form 10-K/A, for the fiscal year December 31, 1998 and which provisions are hereby incorporated by reference and such description is qualified in all respects by such reference.

                                 LEGAL MATTERS

The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, LLP, Philadelphia, Pennsylvania.


                                    EXPERTS

The consolidated financial statements of the Company as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, incorporated by reference in this Prospectus from the Annual Report on Form 10-K as amended by the Form 10K/A for the year ended December 31, 1998, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

This Prospectus, which constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act, omits certain of the information set forth in the Registration Statement. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the Securities offered hereby. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described below or via the Commission's web site described below.

Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

The Company is subject to the informational requirements of the Exchange Act, and, accordingly, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such documents may also be obtained from the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. Information regarding the operation the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site (http://www.sec.gov) that contains material regarding issuers that file electronically with the Commission. In addition, the Common Stock of the Company is traded on the Nasdaq Smallcap Market and reports and proxy statements concerning the Company can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, NW, Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents or portions of documents filed by the Company (File No. 0-6533) with the Commission are incorporated herein by reference:

   (a) Annual Report on Form 10-K, as amended by the Form 10-K/A for the fiscal year ended December 31, 1998.

   (b) The Company's Definitive Proxy Statement dated May 6, 1998 for the Company's 1998 Annual Meeting of Stockholders.

   (c) Current Reports on Form 8-K filed January 26, 1999, February 5, 1999, and February 16, 1999.

   (d) The description of certain of the Company's Warrants to purchase Common Stock and certain preferred stock purchase rights related to the Rights Plan which are contained in the Company's Registration Statements on Form 8-A filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such descriptions.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such reports or documents. Any statement contained in a document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

Upon written or oral request, the Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or oral requests for copies should be directed to Joseph P. Hernon, Executive Vice President and Chief Financial Officer, 31 Newbury Street, Suite 300, Boston, Massachusetts 02116, telephone number (617) 425-0200.

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not offer to sell any shares in any jurisdiction where it is unlawful. The information in this prospectus is current as of the date shown on the cover page.


TABLE OF CONTENTS
-------------------
                                            PAGE
                                            ----
------------------------------------------------
Risk Factors                                   2
------------------------------------------------
Use of Proceeds                                9
------------------------------------------------
Selling Stockholders                           9
------------------------------------------------
Plan of Distribution                          12
------------------------------------------------
Available Information                         14
------------------------------------------------
Description of Securities                     14
To be registered
------------------------------------------------
Experts                                       14
------------------------------------------------
Legal Matters                                 14
------------------------------------------------
The Company                                   14
------------------------------------------------
Incorporation of Certain                      15
Documents by Reference
------------------------------------------------



                             BOSTON LIFE SCIENCES, INC

                              2,582,677 Shares of
                                 Common Stock

                                  ----------
                                  PROSPECTUS
                                  ----------
                                March ___,1999

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by the Company.

Securities and Exchange Commission filing fee        $     5,000
                                                          ------
Printing expenses                                          2,000
                                                          ------
Legal, accounting and other professional services          5,000
                                                          ------
Miscellaneous                                              3,000
                                                          ------
Total                                                $    15,000
                                                          ------

All of the amounts shown are estimates except for the fee payable to the Securities and Exchange Commission.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Delaware General Corporation Law authorizes the Company to grant indemnities to directors and officers in terms sufficiently broad to permit indemnification of such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. In addition, the Company has obtained Directors' and Officers' Liability Insurance, which insures its officers and directors against certain liabilities such persons may incur in their capacities as officers or directors of the Company.

Article 6 of the Company's Amended and Restated Certificate of Incorporation provides as follows:

SIXTH: No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by all of the amounts shown are estimates except for the fee payable to the Securities and Exchange Commission.

Article VI of the Company's Amended and Restated By-Laws provides in relevant part as follows:

SECTION 1. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalents, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

SECTION 2. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.


ITEM 16.  EXHIBITS

The following is a list of exhibits filed as part of this Registration
Statement.

Exhibit

Number    Description and Method of Filing
------    --------------------------------


2.1 Amended and Restated Agreement of Merger, dated as of December 29, 1994, by and between the Company and Greenwich Pharmaceuticals Incorporated. (1)
2.2 Amendment No. 1 to Amended and Restated Agreement of Merger, dated as of April 6, 1995, by and between the Company and Greenwich Pharmaceuticals Incorporated. (2)
4.1  Specimen Common Stock Certificate (3)
4.2 Certificate of Designations, Rights and Preferences of Series C Convertible Preferred Stock filed on February 18, 1999 (4)
4.3  Form of Subscription Agreement for Series B Preferred Stock (4)
4.4 Form of Exchange Agreement between the Company and the holders of Series B Preferred Stock (4)
4.5 Form of Common Stock Purchase Warrant received by purchasers of Series B Preferred Stock and Series C Preferred Stock (5)
4.6  Form of Supplement to the Subscription Agreement (4)
4.7 Certificate of Designations, Rights and Preferences of Series B Convertible Preferred Stock filed on February 5, 1999 (4)
5    Opinion of Ballard Spahr Andrews & Ingersoll, LLP (5)
23.1 Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in its opinion filed as exhibit 5 hereto)
23.2 Consent of Pricewaterhouse Coopers LLP (5)
24   Power of Attorney (included on signature pages to this Registration
     Statement)
__________

(1) Incorporated by reference to Greenwich's Annual Report on Form 10-K for the year ended December 31, 1994.
(2) Incorporated by reference to the Registration Statement of Greenwich Pharmaceuticals Incorporated on Form S-4, Registration No. 33-91106.
(3) Incorporated by reference to Boston Life Sciences, Inc.'s Registration Statement on Form S-3 filed with the Securities and Exchange Commission, Registration No. 33-25955
(4) Incorporated by reference to Boston Life Sciences, Inc.'s Annual Report on Form 10-K, as amended by the Form 10K/A for the year ended
     December 31, 1998.
(5)  Included herein

ITEM 17.  UNDERTAKINGS

A.  Rule 415 Offering

The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;


Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.  FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE


The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


C.   REQUEST FOR ACCELERATION OF EFFECTIVE DATE


Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on March 19, 1999.

                                    BOSTON LIFE SCIENCES, INC.

                                    By:  /s/ S. David Hillson

                                    S. David Hillson

                                    President and Chief Executive Officer


We, the undersigned directors and officers of Boston Life Sciences, Inc., do hereby constitute and appoint each of S. David Hillson and Joseph P. Hernon each with full power of substitution, our true and lawful attorney-in-fact and agent to do any and all acts and things in our names and in our behalf in our capacities stated below, which acts and things either of them may deem necessary or advisable to enable Boston Life Sciences, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for any or all of us in our names, in the capacities stated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that they shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature                               Title                      Date
------------------------  ----------------------------------  --------------

/s/ S. David Hillson      President and Chief Executive       March 19, 1999
------------------------  Officer and Director (Principal
S. David Hillson          Executive Officer)


/s/ Joseph P. Hernon      Vice President and Chief Financial  March 19, 1999
------------------------  Officer (Principal Financial and
Joseph P. Hernon          Accounting Officer)


/s/ Colin B. Bier         Director                            March 19, 1999
------------------------
Colin B. Bier, Ph.D.


/s/ Edson D. de Castro    Director and Chairman               March 19, 1999
------------------------
Edson D. de Castro


/s/ Adrian M. Gerber      Director                            March 19, 1999
------------------------
Adrian Gerber

Signature                               Title                      Date
--------------------------  ----------------------------------  --------------
/s/ Marc E. Lanser          Director, Executive Vice President  March 19, 1999
--------------------------  and Chief Scientific Officer
Marc E. Lanser, M.D.


/s/ Ira W. Lieberman        Director                            March 19, 1999
--------------------------
Ira W. Lieberman, Ph.D.


/s/ E. Christopher Palmer   Director                            March 19, 1999
--------------------------
E. Christopher Palmer, CPA



Exhibit

Number    Description and Method of Filing
------    --------------------------------


2.1 Amended and Restated Agreement of Merger, dated as of December 29, 1994, by and between the Company and Greenwich Pharmaceuticals Incorporated. (1)
2.2 Amendment No. 1 to Amended and Restated Agreement of Merger, dated as of April 6, 1995, by and between the Company and Greenwich Pharmaceuticals Incorporated. (2)
4.1  Specimen Common Stock Certificate (3)
4.2 Certificate of Designations, Rights and Preferences of Series C Convertible Preferred Stock filed on February 18, 1999 (4)
4.3  Form of Subscription Agreement for Series B Preferred Stock (4)
4.4 Form of Exchange Agreement between the Company and the holders of Series B Preferred Stock (4)
4.5 Form of Common Stock Purchase Warrant received by purchasers of Series B Preferred Stock and Series C Preferred Stock (5)
4.6  Form of Supplement to the Subscription Agreement (4)
4.7 Certificate of Designations, Rights and Preferences of Series B Convertible Preferred Stock filed on February 5, 1999 (4)
5    Opinion of Ballard Spahr Andrews & Ingersoll, LLP (5)
23.1 Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in its opinion filed as exhibit 5 hereto)
23.2 Consent of Pricewaterhouse Coopers LLP (5)
24   Power of Attorney (included on signature pages to this Registration
     Statement)
__________

(1) Incorporated by reference to Greenwich's Annual Report on Form 10-K for the year ended December 31, 1994.
(2) Incorporated by reference to the Registration Statement of Greenwich Pharmaceuticals Incorporated on Form S-4, Registration No. 33-91106.
(3) Incorporated by reference to Boston Life Sciences, Inc.'s Registration Statement on Form S-3 filed with the Securities and Exchange Commission, Registration No. 33-25955
(4) Incorporated by reference to Boston Life Sciences, Inc.'s Annual Report on Form 10-K, as amended by the Form 10K/A for the year ended
     December 31, 1998.
(5)  Included herein